UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 20, 2008 (November 17, 2008)

ESSEX PROPERTY TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

001-13106
(Commission File Number)

Maryland	77-0369576
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

925 East Meadow Drive, Palo Alto, California 94303
(Address of principal executive offices) (Zip Code)

(650) 494-3700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On November 17, 2008, Essex Property Trust, Inc. (the “Company”) through Essex Portfolio, L.P. (the "Operating Partnership") entered into a new five-year secured line of credit facility with Freddie Mac that replaced the existing secured line of credit facility that will mature in January 2009.  The new secured facility will expand the existing facility from $100 million to $150 million, and the new facility will be expandable to $250 million at anytime during the first two years.  The obligations of the Company under the new facility are secured by cross-collateralized first priority mortgages on 8 of the Company's multifamily properties. The proceeds will be used to fund the development pipeline and for future investments.

The interest rate on a 30-day borrowing under the facility is a margin of between 99 and 150 basis points over the corresponding Freddie Reference Rate.  This margin depends on the corresponding loan to value and debt service coverage of the underlying assets securing the facility.  The Company plans to maintain a level of secured assets underlying the facility to utilize the lowest margin but there can be no assurance that will occur.

The margin also increases to the extent of borrowings of greater than 30 days.  For borrowings of 90 days, the margin is increased by 5 basis points over the 30 day rate.  For borrowings of 180 days, the margin is increased by 15 basis points over the 30 day rate and for borrowings of 360 days the margin is increased by 30 basis points over the 30 day rate.

The interest rate pricing for the expansion of the commitment to $250 million will be in place to the extent the line is expanded during the first two years of the term.

After the third year, Freddie Mac may adjust the interest rate pricing on this facility.  If the pricing increases, and the Company does not accept the increased pricing, the Company may terminate the facility at no cost.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth in item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Essex Property Trust, Inc.

/s/ Michael T. Dance
Name: Michael T. Dance
Title: Executive Vice President & Chief Financial Officer

Date: November 20, 2008